EXHIBIT 99.1

LIVE NATION, INC.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

On December 17, 2007, Live Nation Worldwide, Inc., a controlled subsidiary of Live Nation, Inc. (“Live Nation”), sold (i) its indirect 50% membership interest in Broadway in Chicago, LLC (“BIC”) held through two of its subsidiaries, (ii) its indirect interest in fee title to the Ford Center for the Performing Arts — Oriental Theater located in Chicago, Illinois and (iii) its indirect 50% interest in the leasehold on the Cadillac Palace Theater in Chicago, Illinois for $58.9 million in cash, net of an estimated $1.1 of transaction fees and expenses, pursuant to a Purchase Agreement dated November 8, 2007 with Laurence Chicago, LLC and Laurence Chicago Ventures, LLC. The following unaudited pro forma consolidated financial statements give effect to this transaction.

The unaudited pro forma consolidated balance sheet of Live Nation gives effect to the transaction as if it occurred on September 30, 2007. The unaudited pro forma consolidated statements of operations for the year ended December 31, 2006 and the nine months ended September 30, 2007 give effect to the transaction as if it had occurred on January 1, 2006. The unaudited pro forma consolidated financial information is not intended to represent what Live Nation’s financial position was or results of operations would have been if the disposition had occurred on those dates or to project Live Nation’s financial position or results of operations for any future period.

The unaudited pro forma consolidated financial statements and the accompanying notes thereto should be read in conjunction with, and are qualified by, the historical financial statements and notes thereto of Live Nation. Live Nation’s historical financial statements are included in its Annual Report on Form 10-K for the year ended December 31, 2006 and its Quarterly Report on Form 10-Q for the nine months ended September 30, 2007.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
SEPTEMBER 30, 2007

	Historical	Pro Forma		Pro Forma
	Live Nation	Adjustments		Consolidated
	(in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$351,342	$58,929	(D)	$410,271
Accounts receivable, less allowance	390,349	—		390,349
Prepaid expenses	204,261	—		204,261
Other current assets	32,426	—		32,426

Total Current Assets	978,378	58,929		1,037,307
PROPERTY, PLANT AND EQUIPMENT
Land, buildings and improvements	1,034,860	(28,086)	(A)	1,006,774
Furniture and other equipment	212,468	(1,109)	(A)	211,359
Construction in progress	53,330	—		53,330

	1,300,658	(29,195)		1,271,463
Less accumulated depreciation	385,968	(5,407)	(A)	380,561

	914,690	(23,788)		890,902
INTANGIBLE ASSETS
Intangible assets — net	302,769	—		302,769
Goodwill	440,318	—		440,318
OTHER ASSETS
Notes receivable, less allowance	1,941	—		1,941
Investments in nonconsolidated affiliates	32,721	(5,064)	(A)	27,657
Other assets	91,964	—		91,964

Total Assets	$2,762,781	$30,077		$2,792,858

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$84,374	$—		$84,374
Accrued expenses	561,886	(123)	(A)	561,763
Deferred revenue	328,767	—		328,767
Current portion of long-term debt	48,465	—		48,465

Total Current Liabilities	1,023,492	(123)		1,023,369
Long-term debt	724,975	—		724,975
Other long-term liabilities	92,053	(14)	(A)	92,039
Minority interest liability	63,268	—		63,268
Series A and Series B redeemable preferred stock	40,000	—	(A)	40,000
SHAREHOLDERS’ EQUITY
Common stock	721	—		721
Additional paid-in capital	880,323	—		880,323
Retained deficit	(112,579)	30,214	(B)	(82,365)
Accumulated other comprehensive income	50,528	—		50,528

Total Shareholders’ Equity	818,993	30,214		849,207

Total Liabilities and Shareholders’ Equity	$2,762,781	$30,077		$2,792,858

See Notes to Unaudited Pro Forma Consolidated Financial Statements

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2006

	Historical	Pro Forma
	Live Nation	Adjustments		Pro Forma Combined
	(in thousands except share and per share data)
Revenue	$3,711,715	$(37)	(C)	$3,711,678
Operating expenses:
Direct operating expenses	2,997,863	(67)	(C)	2,997,796
Selling, general and administrative expenses	530,340	(139)	(C)	530,201
Depreciation and amortization	128,167	(766)	(C)	127,401
Gain on sale of operating assets	(11,640)	—		(11,640)
Corporate expenses	33,863	—		33,863

Operating income	33,122	935		34,057
Interest expense	37,218	—		37,218
Interest income	(12,446)	—		(12,446)
Equity in earnings of nonconsolidated affiliates	(8,407)	6,942	(C)	(1,465)
Minority interest expense	12,209	—		12,209
Other income — net	(1,220)	—		(1,220)

Income (loss) before income taxes	5,768	(6,007)		(239)
Income tax expense (benefit):
Current	26,876	—	(E)	26,876
Deferred	10,334	—	(E)	10,334

Net loss	$(31,442)	$(6,007)		$(37,449)

Basic and diluted net loss per common share	$(0.48)			$(0.58)

Basic and diluted weighted average common shares outstanding	64,853,243			64,853,243

See Notes to Unaudited Pro Forma Consolidated Financial Statements

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007

	Historical	Pro Forma
	Live Nation	Adjustments		Pro Forma Combined
	(in thousands except share and per share data)
Revenue	$3,171,481	$(49)	(C)	$3,171,432
Operating expenses:
Direct operating expenses	2,513,870	—		2,513,870
Selling, general and administrative expenses	490,515	(26)	(C)	490,489
Depreciation and amortization	79,684	(551)	(C)	79,133
Gain on sale of operating assets	(20,934)	—		(20,934)
Corporate expenses	30,394	—		30,394

Operating income	77,952	528		78,480
Interest expense	45,302	—		45,302
Interest income	(11,181)	—		(11,181)
Equity in earnings (losses) of nonconsolidated affiliates	(3,377)	6,026	(C)	2,649
Minority interest expense	8,190	—		8,190
Other income — net	(461)	—		(461)

Income before income taxes	39,479	(5,498)		33,981
Income tax expense (benefit):
Current	22,653	—	(E)	22,653
Deferred	10,400	—	(E)	10,400

Net income	$6,426	$(5,498)		$928

Net income per common share:
Basic	$0.10			$0.01

Diluted	$0.09			$0.01

Weighted average common shares outstanding:
Basic	66,820,837			66,820,837

Diluted	68,779,190			68,779,190

See Notes to Unaudited Pro Forma Consolidated Financial Statements

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma adjustments give effect to the disposition as if it had occurred as of September 30, 2007 for the unaudited pro forma consolidated balance sheet and as of January 1, 2006 for the unaudited pro forma consolidated statements of operations.

(A)	Adjustment reflects the elimination of the assets and liabilities included in the balance sheet of Live Nation for its interests in BIC and the Ford Center for the Performing Arts - Oriental Theater as of September 30, 2007.

(B)	Adjustment represents the estimated gain on the disposition as if the transaction occurred as of September 30, 2007 and therefore does not include distributions received subsequent to that date.

(C)	Adjustment reflects the elimination of the results of operations of BIC and the Ford Center for the Performing Arts – Oriental Theater for the year ended December 31, 2006 and the nine months ended September 30, 2007.

(D)	Adjustment reflects the proceeds, net of estimated transaction fees and expenses, from the disposition that were retained to meet operating and investing cash requirements.

(E)	The pro forma adjustments have no effect on Live Nation’s current or deferred income tax expense for the year ended December 31, 2006 and the nine months ended September 30, 2007. For both periods presented, the pro forma adjustments increase Live Nation’s United States tax losses for which no current tax benefit may be recognized. The pro forma adjustments also increase Live Nation’s net deferred tax assets and corresponding valuation allowances by equal amounts, resulting in no net effect on deferred tax expense.